February 23, 2006,	Mario V. Mirabelli (202) 457-5250 mmirabelli@pattonboggs.com

Lighting Science Group Corporation 2100 McKinney Ave., STE 1555 Dallas, TX 75201

Re: Registration Statement on Form SB-2 (File No. 333-131884)

Ladies and Gentlemen:

We have acted as special counsel to Lighting Science Group Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form SB-2 (the "Registration Statement") relating to the offer, by the selling shareholders listed therein, of up to 4,500,000 shares of common stock, $0.001 par value per share (the "Shares") issuable upon periodic payment of stock dividends payable to investors in connection with the private placement of shares of 6% convertible preferred stock (“the Preferred Stock”) completed May 12, 2005.

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Certificate of Designation relating to the Preferred Stock, the Securities Purchase Agreement by and between the Company and the Purchasers (as defined in such agreement) dated May 12, 2005, the Registration Rights Agreement by and among the Corporation and the certain stockholders dated May 12, 2005 and the Lock-Up Agreements by and between the Corporation and certain stockholders dated May 12, 2005, We have examined such corporate records, documents and questions of law as we have deemed necessary to the rendering of the following opinion, including a review of applicable federal law. In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties. As to various questions of fact material to this opinion, we have relied solely upon statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that the Shares offered by the selling shareholders have been validly authorized, and will be legally issued, fully paid, and non-assessable when the shares are acquired under the terms of the Registration Statement. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We express no opinion as to the laws of any jurisdiction other than the State of Delaware and the federal laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states.
We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Sincerely,

/s/ Patton Boggs, LLP
Patton Boggs, LLP